EXHIBIT 10.10

[DATE]

[NAME]

[ADDRESS]

Re:	Terms and Conditions of Employment

Dear             :

I am writing to confirm the terms and conditions upon which Memec, LLC (the “Company”) agrees to employ you effective                  , in accordance with the following terms and conditions:

1.	TERM

You shall be employed for an indefinite period subject to termination by either party giving not less than              notice (the “Notice Period”) in writing to expire at any time or as provided for in Paragraph 9 below. In addition, the Company may at its absolute discretion elect to terminate your employment with immediate effect upon notice to you at any time by paying to you your base salary and benefits hereunder in lieu of notice and such bonus as agreed between the parties would have been payable to you for the Notice Period in accordance with the bonus plan in existence on the date of such notice, if any (any amount which cannot be determined as of the date of termination shall be paid promptly upon determination).

2.	POSITION AND DUTIES

You shall during your employment:

a.	Faithfully serve the Company in the capacity of or in such other capacity as the Board may from time to time determine;

b.	As the Board directs, perform and exercise any duties and powers (for no additional pay or reward) on behalf of, or hold any office in, any subsidiary, parent or affiliate (an “Associated Company”) of the Company;

c.	At all times and in all respects conform to and comply with the lawful and reasonable directions of the Board and all rules and policies adopted by the Company from time to time, which are not inconsistent with the terms of this Agreement;

d.	Unless prevented by sickness or other incapacity devote the whole of your time attention and abilities during your hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of your duties) to your duties and the business and affairs of the Company (and any Associated Company for which you perform duties); and

e.	Work at the Company’s offices or such other place of business of the Company or any Associated Company that the Board may reasonably require and travel on the business of Company and any Associated Company for which you are required to perform duties.

The Company shall not be under any obligation to provide you with any work and the Company may upon notice pursuant to paragraph 1 of this Agreement suspend you and/or exclude you from all or any premises of the Company or any Associated Company and/or allocate different duties (within your capability) to you and/or require you not to contact any colleagues or clients for any period not exceeding six (6) months.

3.	COMPENSATION

The Company agrees to provide you with a base salary and variable incentive opportunity in exchange for your active participation and contributions towards the Company’s success. Details regarding these compensation elements are:

a.	Base Salary: The Company shall pay to you (in semi-monthly installments), a salary of $ per annum. Thereafter, your salary shall be reviewed annually on/around January 1 by the Company’s Remuneration Committee of the Board or, if none has been constituted, by the Company’s Board subject to the prior approval of the “B” Directors of the Company as defined in the Company’s Articles or Certificate of Incorporation.

b.	Variable Incentive: You shall be entitled to participate in the Senior Management Incentive Plan. This is an annual plan with 100% achievement to goals equating times your annual base salary. Any increase to your base pay rate will result in a corresponding increase to your target incentive.

As a participant in the Senior Management Incentive Plan, you will receive full payment for the MBO portion of your bonus upon termination of your employment. Additionally, you will also receive payment for the corporate financial portion of your bonus – this will be calculated and paid semi-annually as the financial results are reported over the contract’s term. Lastly, you will receive a pro-rated payment for any unpaid incentive earned by you prior to the Notice Period.

4.	BENEFITS

In addition to the compensation plan described above, the Company agrees to provide you with a comprehensive benefit program. Specific elements of this benefit program are:

a.	Group Insurance: You will be eligible to participate in the group insurance benefits offered by the Company in accordance with policies adopted by the Company from time to time and as currently referenced in the Memec Benefits Reference Guide 2003 – 2004. As a member of the Executive Team, you will also be reimbursed for any cost share premiums deducted from your pay.

b.	Auto Allowance: You will be eligible to receive an auto allowance in the amount of per month contingent upon your compliance with the Memec Automobile Allowance Policy.

c.	Deferred Compensation Plan: You will be eligible to participate in the Memec Deferred Compensation Plan, which allows you to defer up to 50% of base salary and up to 100% of bonus and/or commissions. Details of the plan will be provided to you under separate cover.

d.	Vacation: In addition to the Company recognized holidays, you shall be entitled during the continuance of your employment to twenty-five (25) working days paid holiday in each calendar year to be taken at mutually convenient times. Upon termination of your employment, you shall be entitled to payment of any accrued, but unused vacation time, calculated using your base salary rate of pay up to a limit of one times your annual accrual of twenty-five (25) days.

e.	Statutory Benefits: The Company will provide any statutory benefits that are required by law within your employment jurisdiction.

f.	Supplementary Disability, and Survivor Benefits: The Company will maintain a policy of disability that will provide you with increased disability benefits in the event you are unable to work due to sickness or injury (coverage combined with your group long-term disability plan will provide benefits that approximate 60% of your total cash compensation). In addition, the Company will maintain a policy that will provide your beneficiary(ies) with 1) $50,000 of group term life insurance and 2) a lump-sum salary continuation benefit that approximate four (4) times your annual salary and bonus (less $50,000 of the group term life insurance noted above). These supplementary benefits are offered in accordance with the relevant insurance policies and are subject to your insurability. The forgoing insurance benefits (along with those benefits under any bonus scheme described in Paragraph 3) shall be in lieu of any other obligation of the Company to pay you salary or benefits upon your death or disability.

g.	Miscellaneous Expenses: The Company shall reimburse you in respect of all reasonable traveling, accommodation and other similar out-of-pocket expenses wholly exclusively and necessarily incurred by you in or about the performance of your duties in accordance with policies adopted by the Company from time to time.

5.	SHARE EQUITY

You currently hold equity shares of Memec Group Holding Limited. Should you voluntarily terminate your employment or if the Company terminates your employment without notice per the terms of Paragraph 9 below, the Company will be eligible to repurchase your shares. The price at which this repurchase occurs is dependent on the circumstances under which your employment terminates.

The terms “Good Leaver” and “Bad Leaver” are often used to characterize different departing employees and to determine what price should be paid for their shares. The following are typical examples of circumstances in which a departing employee may be described as being a Bad Leaver: breaching employment contract, leaving the company voluntarily, or misconduct giving the company the right to terminate the employee. Alternatively, a Good Leaver is usually defined as someone other than a Bad Leaver and typically includes those who have ceased to be employees because they are permanently incapacitated, made redundant, unfairly dismissed or retired.

a.	Good Leaver - minimum payout should be the market rate, but that a procedure exists to negotiate the value at a presumed higher price for Good Leavers, a good leaver may be entitled to the higher amount of either the purchase price or market valuation.

b.	Bad Leaver - entitled to receive the lesser of the purchase price or current market valuation (calculated pursuant to Section 4.2(a) of the Articles).

6.	NON-DISCLOSURE

You agree and acknowledge that all inventions, improvements and developments made or conceived by you, either solely or in collaboration with others, during you’re employment by Company or any Associated Company whether or not during regular working hours, and relating to any methods, apparatus, products or components thereof, which are manufactured, sold, leased, used or under development by or pertain to the business of the Company (the “Designated Inventions”), are “work for hire” and shall become and remain the property of Company and/or its successors and assigns. You agree to disclose promptly in writing to the Company all said inventions, improvements and developments. You hereby assign all of your right, title and interest in your Designated Inventions to the Company, and will, at the request and expense of Company make, execute, and deliver all applicants papers, assignments or instruments, and perform or cause to be performed, such other lawful acts as Company may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate with the Company or its representative in any controversy or legal proceeding relating to such Designated Inventions, or to the patents that may be procured thereon. You warrant that there are no unpatented inventions, improvements and developments which you have made, invented or conceived prior to entering the employ of Company, to which you now claim title. This Paragraph 6 shall not operate to assign to the Company any of your rights in any invention that you develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for inventions that either (a) relate, at the time that the invention is conceived or reduced to practice, to the Company’s business or to actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by you for the Company.

7.	CONFLICT OF INTEREST

During your employment you shall not directly or indirectly procure, accept or obtain for your own benefit (or for the benefit of any other person) any payment, rebate, discount, or commission from any third party in respect of any business transacted or proposed to be transacted (whether or not by you) by or on behalf of the Company or any Associated Company.

8.	CONFIDENTIALITY

You acknowledge that during the course of your employment with the Company you will receive and have access to information of a secret, special and unique value to the Company relating to, among other things, customers, customer lists, technologies, products, formulas, devices, designs, inventions, pricing policies, plans, strategies and/or methods of operation of the Company, the Associated Companies and their clients and customers (collectively, “Confidential Information”), and accordingly you are willing to enter into the covenants described in Paragraphs 8(a) to 8(e) below in order to provide the Company and the Associated Companies with what you consider to be reasonable protection for those interests:

a.	You will use your best efforts to maintain the confidentiality of all Confidential Information and shall not (except in the proper course of your duties) during or after the period of your employment by the Company or any of the Associated Companies (howsoever cessation arises) divulge to any person whatever or otherwise make use of any Confidential Information.

b.	You will not for the period of twelve (12) months after ceasing to be employed by the Company or any of the Associated Companies (howsoever cessation arises) (i) disparage the Company, its personnel, management or products and services, (ii) seek to cause any supplier or customer of the Company to terminate or adversely modify its relationship with the Company, or (iii) endeavor to solicit or entice away from the Company or any of the Associated Companies any person who has at any time during the year immediately preceding such cessation been employed or engaged by the Company or any of the Associated Companies in a senior capacity.

c.	In the event that your shareholdings in the Company are repurchased upon termination of your employment in accordance with the Company’s Articles of Association or otherwise, then you will not anywhere within the United Kingdom or the United States of America for the period of one year after ceasing to be employed by the Company or any of its subsidiary undertakings (howsoever cessation arises) either alone or jointly with or as officer, manager, agent, consultant or employee of any person directly or indirectly carry on or be engaged in any activity or business which shall be in competition with the business carried on by the Company or any of its subsidiary undertakings as operated at the time your employment ceases.

d.	You will not whilst a shareholder or employee of and at any time after ceasing to be an employee of the Company or any of the Associated Companies (howsoever cessation arises) directly or indirectly carry on a business either alone or jointly with or as officer, manager, agent, consultant or employee of any person whether similar to any part of the business of the Company or any of the Associated Companies (as conducted at any time) or otherwise under a title or name comprising or containing the words “Memec”, “Insight”, “Unique”, or “Impact” or any colorable imitation thereof and you will at all times procure that any company controlled by you will not carry on such business under any such title or name.

e.	You shall during the continuance of your employment with the Company or any of the Associated Companies (unless prevented by any illness or other like cause incapacitating you from attending to your duties) devote your whole time and attention to the business of the Company and Associated Companies and you shall not during such time engage in any other business or be concerned or interested in any way whether as shareholder, director, you, consultant or otherwise in any other business of a similar nature to or competitive with that carried on by the Company or any of the Associated Companies or any supplier or customer of the Company or of any of the Associated Companies in relation to its goods or services; provided that nothing in this sub-clause 8(e) shall preclude you from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognized stock exchange so long as your interest in such shares or other securities does not extend to more than one per-cent of the total amount of such shares or securities.

f.	It is agreed by you that, whilst the restrictions set out in this Paragraph 8 are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in this Paragraph 8 it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render this Paragraph 8 valid and enforceable. It is further agreed that the violation by you of any of the provisions of this Paragraph 8 will result in irreparable injury to the Company and the Associated Companies and that each of the Company and the Associated Companies shall be entitled to (a) the issuance of a temporary restraining order, (b) a preliminary injunction and (c) a permanent injunction to prohibit either the continuation of, or any additional, breach of this Paragraph 8.

g.	Notwithstanding anything to the contrary contained in this Paragraph 8 no information shall be considered confidential which (i) is or becomes publicly available or known in the relevant trade or industry other than as a result of your acts in breach of this Agreement, (ii) is disclosed to you by a third party on a non-confidential basis not in breach of any confidential agreement, or (iii) is required to be disclosed by law (provided that in the event of any such required disclosure, you shall give prompt notice to the Company and shall cooperate with the Company in its efforts to prevent or limit such disclosure).

9.	TERMINATION OF EMPLOYMENT

The Company shall be entitled to terminate your employment immediately upon notice and without pay in lieu of a notice period in the event of your gross misconduct, your gross negligence in the performance of your duties, any serious or repeated breach of Company policy, procedures or this agreement, any material breach as set out in clause 11 of the Investment Agreement dated August 4, 2000 and made between the Company, yourself and others (the “Investment Agreement”) and/or a material breach of article 3 of the Certificate or Articles of Incorporation of the Company or in the event you bring yourself or the Company into disrepute. In such event, the Company shall not be obligated to pay you any amount or provide you any benefits other than your salary and benefits through the date of termination.

In the event you are disabled and unable to perform your duties for more than sixteen (16) weeks the Company may, subject to applicable law, terminate your employment immediately upon written notice. Your employment shall terminate immediately upon your death. In either such event, the Company shall not be obligated to pay you any amount or provide you with any benefits other than your salary, bonus and benefits, as noted in Paragraph 3 of this agreement, through the date of termination, and the benefits, if any, under the insurance policies or bonus plan described in this Agreement.

Upon the termination of your employment (for whatever reason and howsoever arising) you shall immediately:

a.	Deliver up to the Company all property, documents and confidential, financial and business information of the Company or any Associated Company or any of their clients (and you shall not retain any copies of any such documents or information) which is under your control or in your possession;

b.	Resign without compensation from any office or directorship you may hold in the Company and/or any Associated Company and in the event of your failure to do so the Company is hereby irrevocably authorised as your agent to sign and deliver such resignations; and

c.	Repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorized to deduct from any of your wages a sum in repayment of all or any part of any such debts or loans.

10.	AGREEMENT AND SIGNATURES

You acknowledge and agree that except for the Shareholders Agreement, this Agreement sets forth the entire understanding of the parties with respect to your employment and compensation to you for your services to the Company and the Associated Companies and their predecessors, including Memec PLC, and supersedes and other agreements whether oral or written. All other arrangements which may have been previously applicable to your employment with the Company and any Associated Company and their predecessors are cancelled with effect from the date of this Agreement.

This Agreement shall be governed by the laws of California, without regard to the conflict of laws provisions thereof.

Please sign, date and return to the Company the attached copy of this letter to indicate your agreement to the terms and conditions of this letter.

Sincerely,

For and on behalf of
Memec, LLC

By:
Name:
Title:

Accepted by

Memec. Inc.

Schedule of Employment Agreements

	[DATE]	[NAME]	Salutation	Effective Employment Date	Section 1.	Section 2.a.	Section 3.a.	Section 3.b.
Agreement for David Ashworth	January 28, 2004	David Ashworth	David	January 1, 2004	twenty- four (24)	President and Chief Executive Officer	$400,000	1.25

Agreement for Doug Lindroth	January 23, 2004	Doug Lindroth	Doug	January 1, 2004	twenty- four (24)	Senior Vice President and Chief Financial Officer	$300,000	one (1)

	Section 4.b.	Section 4.c.	Section 4.f.	Section 10	For and on behalf of Memec, LLC	Accepted by
Agreement for David Ashworth	(2)	(1)	(1)	(1)	Name: Peter Smitham Title: Chairman of the Board of Directors	David Ashworth

Agreement for Doug Lindroth	$1,250	(1)	(1)	(3)	Name: David Ashworth Title: President & Chief Executive Officer	Doug Lindroth

	[DATE]	[NAME]	Salutation	Effective Employment Date	Section 1.	Section 2.a.	Section 3.a.			Section 3.b.

Agreement for Chris Page	January 15, 2004	Chris Page	Chris	January 1, 2004	twelve (12)	Senior Vice President and Managing Director, Memec-EMEA	GBP	166,668		one (1)

Agreement for Greg Provenzano	January 15, 2004	Greg Provenzano	Greg	January 1, 2004	twelve (12)	Senior Vice President, Americas		$300,000		one (1)

Agreement for Yang-Chiah Yee	January 15, 2004	Yang- Chiah Yee	Yang- Chiah	January 1, 2004	twelve (12)	Senior Vice President and Managing Director, Memec-Asia Pacific	HKD	1,872,000	*	one (1)

	Section 4.b.		Section 4.c.	Section 4.f.	Section 10	For and on behalf of Memec, LLC	Accepted by

Agreement for Chris Page	GBP	362	This clause not present.	(1)	(1)	Name: David Ashworth Title: President & Chief Executive Officer	Chris Page

Agreement for Greg Provenzano		$1,250	(1)	(1)	(4)	Name: David Ashworth Title: President & Chief Executive Officer	Greg Provenzano

Agreement for Yang-Chiah Yee		(5)	This clause not present.	(6)	(1)	Name: David Ashworth Title: President & Chief Executive Officer	Yang-Chiah Yee

*	The compensation for Yang-Chiah Yee was increased to this amount effective April 1, 2004, pursuant to a letter from David Ashworth, Group President and CEO of Memec, dated May 13, 2004.
(1)	Same language as in the form agreement.
(2)	[Replace 4.b. with]: The Company will provide you with the use of an automobile during your tenure as President and CEO.

(3)	[This additional language follows at the end of the paragraph of Section 10]: Except for $200,505.50 from the 1999 Memec Employee Performance Unit Plan that is to be paid in three (3) equal installments on January 1, 2002, 2003, and 2004, you agree and acknowledge that there are no payments due to you from any such company in respect of any such previous bonus or similar incentive arrangements.
(4)	[This additional language follows at the end of the paragraph of Section 10]: Except for $533,925.60 from the 1999 Memec Employee Performance Unit Plan that is to be paid in three (3) equal installments on January 1, 2002, 2003, and 2004, you agree and acknowledge that there are no payments due to you from any such company in respect of any such previous bonus or similar incentive arrangements.
(5)	[Replace 4.b. with]: You will be eligible to receive an auto allowance contingent upon your compliance with the Memec Automobile Allowance Policy.
(6)	[Replace 4.f. with]: The Company will maintain an insurance policy that will provide you with term life and accidental death insurance coverage providing you a benefit in the event you are unable to work due to sickness or injury. In addition, the Company will maintain a policy that will provide your beneficiary(ies) with 1) HKD300,000 of group term life insurance and 2) a lump-sum salary continuation benefit that approximate four (4) times your annual salary and bonus in case of death due to accident, dismemberment and/or terminal illness resulting in permanent and total disability. These supplementary benefits are offered in accordance with the relevant insurance policies and are subject to your insurability. The foregoing insurance benefits (along with those benefits under any bonus scheme described in Paragraph 3 shall be in lieu of any other obligation of the Company to pay you salary or benefits upon your death or disability.